Exhibit 10.5

THE HABIT RESTAURANTS, LLC.

Management Incentive Plan

1.	Purpose.

The purpose of this Management Incentive Plan (the “Plan”) is to advance the interests of The Habit Restaurants, LLC, a Delaware limited liability company (the “Company”), by enhancing the ability of the Company and its Subsidiaries to attract and retain management and employees who are in a position to make significant contributions to the success of the Company and its Subsidiaries, to reward such individuals for their contributions and to encourage such individuals to take into account the long-term interests of the Company and its Subsidiaries. The Plan provides for the award of Class C Units of the Company. Certain capitalized terms are used herein with the specific meanings set forth in Section 14 hereto. Capitalized terms used herein but not defined shall have the meanings given thereto in the LLC Agreement.

2.	Eligibility for Awards.

Executive officers and other employees of the Company and its Subsidiaries and other related Persons who in the opinion of the Board of Managers of the Company (the “Board”) are in a position to make a significant contribution to the success of the Company and its Subsidiaries shall be eligible to receive awards under the Plan. Persons selected for awards under the Plan are referred to herein as “participants”. As a condition to receipt of an award hereunder, a participant must have joined the LLC Agreement as a Management Member thereunder.

3.	Administration.

The Plan shall be administered by the Incentive Plan Committee (the “Committee”) of the Board. If no Committee is appointed, all references to the Committee in this Plan and in any Certificate shall be deemed to refer to the Board. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members. The Committee shall have authority, not inconsistent with the express provisions of the Plan: (a) to grant awards to such participants as the Committee may select; (b) to determine the time or times when awards shall be granted and the number of Class C Units subject to each award; (c) to determine the terms and conditions of each award; (d) to prescribe the form or forms of any instruments evidencing awards (each, a “Certificate”) and any other instruments required under the Plan and to change such forms from time to time; (e) to adopt, amend and rescind provisions of the Plan and rules and regulations for the administration of the Plan; and (f) to interpret the Plan and any award granted hereunder and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan or any award granted hereunder. Such determinations of the Committee, so long as made in good faith and not manifestly erroneous, shall be conclusive and shall bind all Persons. The Committee also shall have the authority, both generally and in particular instances, to waive compliance by any participant with any obligation under any award, to waive any condition or provision of any award and to amend or cancel any award (and if any award is canceled and the Committee so elects, to grant a new award on such terms as the Committee shall specify);

provided, however, that except as expressly provided in the LLC Agreement, the Plan or in any award granted hereunder, the Committee may not take any action with respect to any outstanding award that would adversely affect the rights of the participant under such award disproportionately relative to the rights of other participants, without such participant’s written consent; provided, further, that the foregoing shall not limit the power of the Committee to take the actions contemplated by Section 5 hereof.

The Plan shall be governed by and construed in accordance with the Internal laws of the State of Delaware.

4.	Effective Date and Term of Plan.

The Plan shall become effective on the date on which it is approved by the Board, which date shall be set forth at conclusion of this Plan. Except as otherwise determined by the Board, no awards shall be granted under the Plan after the tenth (10th) anniversary of the date on which the Plan is adopted by the Board, but awards previously granted may extend beyond such date.

5.	Class C Units and Company Conversion.

In connection with a conversion of the Company to corporate form in accordance with Article XIII of the LLC Agreement (a “Company Conversion”) the Board may, but shall not be required to, convert the Plan (including awards outstanding at the time of said Company Conversion) into a stock incentive plan providing for the mandatory issuance to participants of a class of stock in exchange for Class C Units outstanding on the date of such Company Conversion. The terms and conditions of such stock incentive plan and each share of the class of stock granted thereunder in exchange for Class C Units shall be determined by the Board in its good faith discretion; provided, however, that the conversion of outstanding Class C Units shall be accomplished in an equitable manner which provides similar treatment to similarly situated participants and, to the extent that Class C Units issued hereunder are Vested at the time of such Company Conversion, the stock issued in exchange therefor shall not be subject to buy-back rights in favor of the Company which would be similar to vesting. Such class of stock may be convertible into common stock at the Conversion Price with respect to the Class C Units exchanged therefore.

6.	Terms and Conditions of Class C Units.

(a) Committee to Determine Terms and Conditions. The Committee will determine the terms and conditions of all awards, subject to the limitations set forth herein.

(b) Vesting and Duration of Class C Units. The Committee will determine the duration and the terms and conditions of vesting of the Class C Units.

(c) Acceleration of Vesting. Notwithstanding the terms of any particular award, the Committee may at any time accelerate the time at which all or any part of such award may vest in its discretion and without the requirement of equivalent treatment among the Class C Units which are the subject of an award. Any Unvested Class C Units shall vest immediately prior to and conditioned upon the consummation of a Company Transaction.

(d) Conversion Price. The Committee will determine the Conversion Price of the Class C Units into Class A Units. Unless otherwise determined by the Committee, the Conversion Price shall be the fair market value of the Class A Units on the date of the award as determined in good faith by the Committee.

(e) Cashless Conversion. In connection with a Company Transaction, a participant may elect to convert his or her Vested Class C Units on a “cashless” basis, in which case the number of Class A Units issuable by the Company upon such conversion shall be reduced by a number equal to the quotient of the amount of the payment required by Section 7(a) below divided by the fair market value of a Class A Unit as of the date of the conversion (as determined by the Committee in good faith).

7.	Purchase Option.

(a) Participant’s Right to Purchase Class A Units. Subject to the terms, conditions and any restrictions set forth herein or in the applicable Certificate, if a participant’s employment with the Company and its Subsidiaries is terminated for any reason, all Class C Units shall be automatically forfeited to the Company, subject to the immediately following sentence. The participant shall be entitled, in accordance with this Section 7(a) and Section 7(b), to purchase one Class A Unit of the Company for each Vested Class C Unit in accordance with Section 8.2 of the LLC Agreement. The right of participants to purchase Class A Units of the Company set forth in this Section 7(a) shall be referred to as the “Purchase Option”.

(b) Exercise of Purchase Option. Each participant entitled to and exercising the Purchase Option may exercise such option during the thirty (30)-day period commencing on the date of termination by delivering to the Company a written notice signed by such participant which notice (i) shall state the number of Class A Units being purchased (not to exceed the number of Vested Class C Units held by such participant as of the date of termination) and (ii) shall be accompanied by the payment of the Conversion Price with respect to each such Vested Class C Unit. Payment shall be made in cash or by certified check, bank draft or money order payable to the order of the Company or as otherwise agreed to by the Committee. All Class C Units for which the Purchase Option is not exercised within such thirty (30)-day period shall automatically be forfeited.

(c) Delivery of Class A Units. Upon receipt of payment of the Conversion Price pursuant to Section 7(b), the Company shall issue to the participant (or the participant’s legal representative, executor, administrator or heirs, if applicable) in accordance with the LLC Agreement the number of Class A Units specified in the notice provided under Section 7(b).

(d) Call Rights of the Company. Following termination of participant’s employment with the Company and its Subsidiaries, the Company shall have the right to repurchase all of the Class A Units owned by the participant or any Permitted Transferee of the participant as provided in Sections 8.2 and 8.3 of the LLC Agreement.

8.	Certain Rights.

Neither the adoption of the Plan nor the grant of any award hereunder shall confer upon any participant any right to continue as an officer or employee of the Company or any Subsidiary of the Company, or affect in any way the right of the Company or any of its Subsidiaries to terminate such participant at any time. The loss of existing or potential profit from awards granted under this Plan shall in no event constitute an element of damages in the event of any dispute between any participant on the one hand, and the Company and its Subsidiaries on the other, even if such dispute arises from the breach of the Company of any obligation of the Company to such participant (by contract or otherwise).

The Class C Units shall be subject to the same restrictions on transfer as the Class A Units as set forth in the LLC Agreement.

9.	Effect of Termination.

Neither the adoption of the Plan nor the grant of awards to a participant shall affect the Company’s right to make awards to such participant that are not subject to the Plan, to issue to such participant additional bonuses or otherwise or to adopt other plans or arrangements under which Class C Units may be issued. The Committee may at any time discontinue granting awards under the Plan. The termination of the Plan will not affect awards issued prior thereto.

10.	Acquisitions and Other Transactions.

The Committee may issue awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company acquiring another entity, an interest in another entity or an additional interest in a related entity, whether by merger, stock purchase, asset purchase or other form of transaction.

11.	Compliance with Law.

Units shall not be issued pursuant to the Plan unless the issuance and delivery of the Unit shall comply with all applicable laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to receipt of Units, the Company may require that the participant represent and warrant at the time of any such issuance that the Units are being purchased only for investment and without any present intention to sell or distribute such Units if, in the opinion of counsel for the Company, such a representation is required by any applicable law.

12.	Recapitalizations.

If at any time or from time to time there shall be a recapitalization (including a split of Units, a reverse split of Units or a distribution of Units with respect to outstanding Units) or a reclassification of Units, the Committee shall make appropriate and equitable adjustments to the Class C Units with respect to the rights of the Class C Units after such recapitalization or reclassification.

13.	Arbitration.

In the event of any dispute or controversy concerning the Plan or any awards issued under the Plan, such dispute shall be settled by binding arbitration in accordance with the then Rules of the American Arbitration Association. The fees of the arbitrator and the other costs and fees of the arbitration shall be paid by the Company. However, each of the parties to the arbitration shall be responsible for its own attorneys fees, expert witness fees and other expenses. The arbitrator shall set forth the arbitrator’s award in a written decision setting forth the relevant findings and conclusions. The arbitration proceeding shall take place in Santa Barbara, California. The parties shall have the same rights to discovery as would be available in a proceeding in a Superior Court of the State of California. The arbitrator shall have exclusive authority to resolve all issues, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Section 13 is void or unenforceable. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all claims. Any party may bring an action in court to compel arbitration pursuant to this Section 13 and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to the claims covered hereby.

14.	Definitions. Certain Definitions. The following terms, as used herein, have the following meanings:

“Company Transaction” means any of the following transactions, provided, however, that the Committee shall determine (a) whether a particular transaction, under the circumstances, is not in substance a “Company Transaction” and (b) under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is organized;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) the complete liquidation or dissolution of the Company;

(iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the Units outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a Person or Persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger but excluding any such transaction or series of related transactions that the Committee determines shall not be a Company Transaction; or

(v) acquisition in a single or series of related transactions by any Person or related group of Persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Committee determines shall not be a Company Transaction.

“LLC Agreement” means the Amended and Restated Limited Liability Agreement of The Habit Restaurants, LLC (formerly “HR Burger, LLC”) dated July 31, 2007, as amended from time to time.

“Subsidiary” means any Person that is controlled, either directly or indirectly by the Company.

“Unvested” with respect to any Unit, means any Class C Unit which has not Vested.

“Vested” with respect to any Unit, means any Class C Unit which is the subject of any award at such time or times that all vesting and forfeiture provisions as the Committee shall have specified in this Plan, or in any applicable Certificate, shall have lapsed.

Adopted by the Board as of September 28, 2007

THE HABIT RESTAURANTS, LLC

By	/s/ Brent B. Reichard

Brent B. Reichard, Chief Executive Officer